Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

September 17, 2013

UFP Technologies Elects Lucia Luce Quinn to its Board

Georgetown, Mass., September 17, 2013.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, announced today it has expanded its Board of Directors to eight members with the election of Lucia Luce Quinn.

Ms. Quinn is the Chief People Officer at Forrester Research, Inc., a $300 million global research and advisory firm.  Previously, Ms. Quinn was Senior Vice President, Global Human Resources and Corporate Affairs for Convatec, Inc., a medical device and products company with sales of $1.6 billion. She also served as Executive Vice President, BSC Global Human Resources at Boston Scientific, and has held senior management positions at Quest Diagnostics, Honeywell, Digital Equipment Corp. and Westinghouse Electric Corp.

“We are very pleased to have Lucia join our Board of Directors,” said R. Jeffrey Bailly, Chairman and Chief Executive Officer.  “Her deep expertise in business strategy, human resources, and general management will be extremely valuable as we strive to take UFP Technologies to the next level.”

“Lucia is an accomplished, high-energy executive who has advised many successful companies on strategy, business development and team building,” Bailly continued. “I am confident she will be a great advisor to us as well.” Ms. Quinn’s election is effective December, 2013.

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace & defense, electronics, consumer, and industrial markets. The UFP team acts as an extension of its customers’ in-house research, engineering and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

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